Exhibit 10.36

Advance Auto Parts
2006 Executive Bonus Plan

Purpose
The purpose of the Advance Auto Parts 2006 Executive Bonus Plan (the “Plan”) is to tie a portion of each participant’s annual compensation to the achievement of established financial goals as defined in the fiscal year budget of Advance Auto Parts, Inc. (the “Company”).

Eligibility
Cash awards (“Awards”) may be made under this Plan to certain key employees of the Company or its subsidiaries who have been designated by the Compensation Committee of the Company’s Board of Directors (the “Committee”) to participate in the Plan (“Participants”).

Annual Bonus Target
For each fiscal year for which the Committee determines Awards may be made under the Plan (the “Performance Period”), the Committee will establish a Bonus Target for each Participant. Any Award payable under this Plan is calculated by comparing the actual results with budget goals for each respective performance measure using full-year, consolidated company financial measures.

Annual Bonus Performance Measures
Each Participant’s Annual Bonus Target includes Annual Performance Measures (as more fully explained below), with a respective weighting, as follows:

Measure		Weight
•	Consolidated Company Sales	30%
•	Consolidated Operating Income	30%
•	Consolidated Operating Income compared to prior year Operating Income	30%
•	Inventory Turns	10%

Consolidated Company Sales	30% of Annual Bonus Target

If the Company achieves its Consolidated Company Sales Goal (“CSG”) as defined by the Board of Directors in the Company’s annual budget for a Performance Period, the Participant will receive an Award equal to 30% of his or her Annual Bonus Target. For example, if the Participant’s Annual Bonus Target is $200,000, 30% of the Annual Bonus Target would equal $60,000. Performance above or below the CSG, and the related effects on Award payouts are outlined below:

Performance Payout Range
Participants are eligible to receive payouts above and below the Annual Bonus Target level based on actual CSG performance as compared to the goal. Actual CSG performance equal to 96% of goal will result in a 25% payout of the CSG target. CSG performance between 96% and 100% results in an equally incremental pro-rata Award payout. CSG performance below 96% of goal will result in no Award payout.

Actual CSG performance above goal will increase a Participant’s Award. CSG performance of 104% of goal results in a maximum Award payout of 200% of the CSG target. CSG performance between 100% and 104% of goal will result in an equally incremental pro-rata Award payout.

Consolidated Operating Income	30% of Annual Bonus Target

If the Company achieves its Consolidated Operating Income Goal (COIG) as defined by the Board of Directors in the annual budget for a Performance Period, the Participant will receive an Award equal to 30% of his or her Annual Bonus Target. For example, if a Participant’s Annual Bonus Target is $200,000, 30% of the Annual Bonus Target equals $60,000. Performance above or below the COIG, and the related effects on Awards are outlined below:

Performance Payout Range
Participants are eligible to receive Award payouts above and below the Annual Bonus Target level based on actual COIG performance compared to the goal. Actual COIG performance equal to 90% of goal will result in a 25% payout of the COIG target. COIG performance between 90% and 100% results in an equally incremental pro-rata payout. COIG performance below 90% of goal will result in no Award payout.

Actual consolidated sales performance above goal will increase a Participant’s Award. COIG performance of 110% of goal results in a maximum payout of 200% of the COIG target. COIG performance between 100% and 110% of goal results in an equally incremental pro-rata payout.

Consolidated Operating Income Compared to Prior Year	30% of Annual Bonus Target

Actual Consolidated Operating Income results are compared with the prior fiscal year Consolidated Operating Income results as a basis for this measure. Consolidated Operating Income for the Performance Period must exceed the prior year’s Consolidated Operating Income by at least 15% for a Participant to receive an Award equal to 30% of his or her Annual Bonus Target. There is no Award payout if the Consolidated Operating Income results for the current fiscal year do not exceed the prior year results by 15%. If Consolidated Operating Income results are 40% or more above the prior year’s results, a maximum payout of 200% will be made. COIG performance between 115% and 140% of the prior year results in an equally incremental pro-rata payout.

Inventory Turns	10% of Annual Bonus Target

Inventory Turns are compared with the Inventory Turn (IT) budget defined by the Board of Directors in the annual budget for the Performance Period in order to determine the Award payable for this measure. Actual IT equal to the IT budget will result in an Award equal to 10% of the Participant’s Annual Bonus Target. For example, if a Participant’s Annual Bonus Target was $200,000, 10% of his or her Annual Bonus Target would be $20,000. Performance above or below IT budget levels and the related effects on Awards are outlined below:

Performance Payout Range
Participants are eligible to receive payouts above and below the Annual Bonus Target based on actual IT performance compared to the budget. Actual IT performance equal to 90% of budget will result in a 25% payout of the IT target. IT performance between 90% and 100% results in an equally incremental pro-rata Award payout. IT performance below 90% of budget will result in no Award payout.

Actual IT performance above budget level will increase the Participant’s Award. IT performance of 110% of goal would result in a maximum payout of 200% of the IT target. IT performance between 100% and 110% of goal will result in an equally incremental pro-rata Award payout.

Plan Administration

New Hires and Promotions
Team Members who join the Company or its subsidiaries or who are promoted to occupy a position that is eligible to participate in this Plan as determined by the Committee will become eligible for a pro-rated Annual Bonus Target based on the date he or she becomes a Participant.

Award Distributions
Any Award will be paid as soon as practicable after full-year results are completed, typically during the third accounting period of the fiscal year following the Performance Period. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

Separation from employment
All Award payments are subject to the terms of any employment agreement that may be in effect between the Company and the Participant. In the absence of such an agreement, the Committee, in its sole discretion, may make a pro-rata Award for the portion of the Performance Period that the Participant was employed to a Participant who has retired or whose employment terminated after the beginning of a Performance Period for which an Award is made. In the case of the death of a Participant during a Performance Period for which an Award is paid, payment of any full or partial Award shall be made to the beneficiary designated by the Participant for his or her account in the Company’s 401(k) Plan. If the Participant has not designated a beneficiary or does not participate in the Company’s 401(k) Plan, the Award shall be paid to the Participant’s estate.

Plan Interpretation and Administration
The Committee shall have sole discretion to administer and interpret this Plan. The Board of Directors or the Committee may terminate this Plan in whole or in part, may suspend the Plan in whole or in part from time to time, or may amend the Plan from time to time, with or without notice to the Participant. Nothing in this Plan or any Award granted under the Plan shall be deemed to constitute a contract of employment or a promise, assurance or representation of continued employment with the Company or its subsidiaries.

Miscellaneous

Governing Law
The Plan and any Award granted or action taken under the Plan shall be governed by and construed by and in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws thereof.

Effective Date
The Plan shall be effective as of January 1, 2006.